OIL & GAS LEASE OPTION AGREEMENT

THIS AGREEMENT MADE this _____ day of ___________, 2010 (the "Effective Date"), between Carol Ann Adamson individually, whose address is 13207 Loma Vallejo, San Antonio, Texas 78233; Carol Ann Adamson as Trustee of the Sandra Jym Adamson Trust, whose address is 13207 Loma Vallejo, San Antonio, Texas 78233; and Carol Ann Adamson as agent and attorney-in-fact for Sandra Jym Adamson, whose address is 13207 Loma Vallejo, San Antonio, Texas 78233, hereinafter called Grantor, and UHC Petroleum Corporation, whose address is 22762 Westheimer Parkway, Suite 515, Katy, Texas 77450, hereinafter called Grantee.

For adequate consideration, the receipt and sufficiency of which is hereby acknowledged, Grantor grants, sells, and conveys to Grantee, the Shallow Rights Option and the Deep Rights Option, each as herein after described, being the exclusive option to acquire an oil and gas lease or leases pursuant to the terms and conditions herein after set out, said lease or leases to be executed on the form prescribed in the Exhibit "A" attached hereto (the "Lease" or "Leases"), covering all of Grantor's interest in the oil, gas and other minerals in, on or under all or any part of the following described lands situated in the **C.C.S.D.&R.G.N.G. Ry. Co. Survey, Edwards County, Texas** (the "Option Lands"):

Section	**Abstract**	**Acres**
E/2 174	**3553**	**335.50**
All 180	**2167**	**678.0**
East 159.0 ac. 181	**765**	**159.0**
West 517.5 ac. 181	**765**	**517.5**
All 182	**2994**	**678.70**
All 190	**2568**	**694.0**
All 191	**770**	**668.50**
All 196	**2569**	**688**
NW/2 197	**773**	**347.0**
	Total Acres:	**4766.2**

I.
(Shallow Rights Lease Option)

Commencing on the Effective Date, and ending at midnight on the three year anniversary of the Effective Date, Grantee shall have an exclusive option to purchase from time to time a Lease or Leases on all or any part of the Option Lands, limited however to all depths from the surface down to and including 1,500 feet below the surface.

During the term of this option, Grantee shall be obligated to acquire from Grantor each six months, a Lease covering not less than 160 acres of the Option Lands, whether from a single tract or any combination of tracts (the "minimum purchase obligation"). Grantee's fulfillment of the minimum purchase obligation shall be calculated cumulatively such that the acquisition of a Lease covering more than 160 acres during any six month period shall carry over and apply to satisfaction of the minimum purchase obligation for the next succeeding six month period. Failure to meet the minimum purchase obligation during any six month period shall result in termination of the Shallow Rights Lease Option, which shall be the sole and only penalty for such failure and Grantee shall have no further or other obligation in connection with the Shallow Rights Lease Option.

The bonus consideration to be paid in connection with the acquisition of any Lease acquired pursuant to the Shallow Rights Lease Option shall be Fifty and No/100 Dollars ($50.00) per net mineral acre covered by the Lease, to be paid as provided for herein after.

Notwithstanding anything to the contrary contained elsewhere herein, upon the termination of the Shallow Rights Lease Option, Grantee shall have ninety days (90) from and after such termination to acquire from Grantor, for the same bonus consideration herein above provided, a Lease as to depths from the surface to 1,500' beneath the surface and covering all of the Option Lands not then subject to a Shallow Rights Lease acquired pursuant to this Section I.

II.
(General Provisions)

In the event Grantee elects, from time to time, to exercise any of the options to acquire an oil and gas lease covering all or any part of the Option Lands as provided herein, Grantee shall notify Grantor in writing describing the lands to be included in the Lease to be acquired by Grantee and the depths to be acquired. Thereafter, not later than thirty (30) days from receipt of such notice, Grantor shall deliver to Grantee a Lease covering the selected lands and Grantee shall at the same time deliver to Grantor full payment ot the bonus amount for the selected lands. Written notice shall be deemed to have been timely given by Grantee when sent by registered mail, facsimile transmission, nationally recognized commercial courier service, or delivered in person by Grantor at any time prior to the expiration of the Option Term.

If Grantee fails to give written notice of Grantee's election on or before the expiration of the time for exercising a particular option, it shall be deemed that Grantee has elected not to acquire a Lease on any portion of the Option Lands with respect to said particular option, and this Option Agreement shall automatically terminate as to such option and the lands and/or depths covered thereby, without further obligation by either party except that Grantee shall provide to Grantor a written recordable release of this Option Agreement.

This Option Agreement is signed by Grantor and Grantee as of the date of the acknowledgment below, but is effective for all purposes as of the Effective Date stated above.

Both parties join in the execution of this Option Agreement to evidence their mutual consent hereto and as a receipt for payment of the initial quarterly Option Premium.

This Option Agreement and the deeds, if any, to be delivered hereunder is made subject to any valid and subsisting oil and gas lease, easements or other matters appearing of record in Edwards County, Texas on the date hereof and affecting the Option Lands. This Option Agreement is signed by Grantor and Grantee as of the date of the acknowledgment below, but is effective for all purposes as of the Effective Date stated above. Both parties join in the execution of this Option Agreement to evidence their mutual consent hereto.

GRANTOR:

____
Carol Ann Adamson individually, as Trustee of the Sandra Jym Adamson Trust, and as agent and attorney-in-fact for Sandra Jym Adamson

GRANTEE:

UHC Petroleum Corporation

By: ____
Name: Andrew Taylor-Kimmins
Title: President

STATE OF TEXAS §
§
COUNTY OF __________ §

This instrument was acknowledged before me on this the ______ day of ____________, 2010, by CAROL ANN ADAMSON individually, as Trustee of the Sandra Jym Adamson Trust, and as agent and attorney-in-fact for Sandra Jym Adamson.

____

Notary Public, State of Texas

STATE OF TEXAS §
§
COUNTY OF HARRIS §

This instrument was acknowledged before me on this the ______ day of ____________, 2010, by ANDREW TAYLOR-KIMMINS, President of UHC PETROLEUM CORPORATION, on behalf of said corporation.

____

Notary Public, State of Texas